Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated April 9, 2025, relating to the consolidated financial statements of AIRO Group Holdings, Inc., which appears in its Registration Statement (Form S-1 No. 333-285149) and the related Prospectus of AIRO Group Holdings, Inc.

/s/ BPM LLP

San Jose, California

June 16, 2025